EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated December 7, 2005 on the financial statements of First United Ethanol, LLC as of September 30, 2005 and the related statements of operations, changes in members equity, and cash flows for the period from March 9, 2005 through September 30, 2005 in Amendment Number 2 of the Form SB-2 Registration Statement of First United Ethanol, LLC dated on or about May 3, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

Hein & Associates LLP
Phoenix, AZ
May 3, 2006